Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Techwell, Inc. (“Registrant”) of our report, dated March 20, 2006 (March 30, 2006 as to the second sentence of Note 1 and as to the last sentence of Note 10, April 7, 2006 as to the paragraph “Prepaid expenses and other current assets” in Note 1 and June 21, 2006 as to Note 17) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 1), relating to the financial statements of Techwell, Inc. appearing in the Registrant’s prospectus filed on June 22, 2006 pursuant to Rule 424(b) of the securities Act (File No 333-130965)

/s/ Deloitte & Touche LLP

San Jose, California

July 26, 2006